Exhibit 3.1
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                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                SBT BANCORP, INC.

 The undersigned does hereby certify:

1. That the name of the corporation is SBT Bancorp, Inc. (the "Corporation").

2. That the Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 33-800 of the Connecticut General Statutes.

3. That Article SECOND of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                  SECOND: The number of shares of capital stock of the Corporation hereby authorized is 2,100,000 shares, which shall be divided into classes as follows:

                  2,000,000 shares of common stock, no par value ("Common Stock"); and

                  100,000 shares of preferred stock, no par value ("Preferred Stock").

                  The following is a statement of the preferences, limitations and relative rights of each class of capital stock of the Corporation.

                  A. Common Stock.

                  (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be determined by the Board of Directors before the issuance of the Preferred Stock of any series.

                  (2) Voting. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to the shareholders for action.

                  (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                  (4) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

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                  B. Preferred Stock.

                  (1) General. Preferred Stock may be issued from time to time in one or more series, each to have such terms as are set forth herein and in the resolutions of the Board of Directors authorizing the issue of such series. Any shares of Preferred Stock which may be redeemed, purchased or otherwise acquired by the Corporation may be reissued. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided.

                  (2) Authority of Board of Directors. The Board of Directors may from time to time issue the Preferred Stock in one or more series. The Board of Directors may, in connection with the creation of any such series, determine the preferences, limitations and relative rights of each such series before the issuance of such series. Without limiting the foregoing, the Board of Directors may fix the voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, all as the Board of Directors deems appropriate, to the full extent now or hereafter permitted by the Act. The resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation and the Act.

4. That the amendment was duly approved by shareholders of the Corporation in the manner required by Sections 33-600 to 33-998, inclusive, of the Connecticut General Statutes, and by the Certificate of Incorporation.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed on behalf of the Corporation as of the 24th day of March, 2009.


                               SBT BANCORP, INC.



                               By:   /s/ Martin J. Geitz
                                   ---------------------------------------------

                                    Name:  Martin J. Geitz

                                    Title: President and Chief Executive Officer


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